Exhibit 10.22
Post Holdings, Inc. Key Management Bonus Program
Article I - Purpose
The purpose of the Key Management Bonus Program (the “Program”) is to focus Key Management Employees on critical business objectives of Post Holdings, Inc. (the “Company”) to encourage superior performance to exceed or achieve identified metrics that drive shareholder value. The Bonus Awards metrics will be based on Net Sales, EBIT, Market Share and Individual Performance Factors.
Article II – Definitions and Rules of Construction
2.1    “Base Salary” means as to any Program Year, 100% of the Participant’s annualized salary rate on the last day of the Program Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
2.2    “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled to receive a Bonus Award that remains undistributed at Participant’s death.
2.3    “Board” means the Board of Directors of the Company.
2.4    “Bonus Award” means any cash bonus granted under the terms of the Program. Bonus Awards may be expressed as a percentage of a Key Management Employee’s Base Salary or a specific dollar amount, as determined by the Chief Operating Officer (“COO”) for each Participant for any Program Year, or for multiple Program Years.
2.5    “Bonus Target” means the percentage of Base Salary the Participant is eligible to receive in the form of a Bonus Award.
2.6    “Chief Operating Officer” means the Chief Operating Officer of Post Holdings, Inc.
2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.8    “Company” means Post Holdings, Inc., a Missouri Corporation, and any successor thereto.
2.9    “Corporate Employee” means a Key Management Employee who is classified by the Company as an employee primarily working in a corporate group within Post Holdings, Inc. (i.e., not within a specific Division).
2.10    “Delayed Transfer Employee” means those individuals designated as Delayed Transfer Employees by the Company pursuant to the Employee Matters Agreement entered into by the Company and Ralcorp Holdings, Inc.
2.11    “Division” means any operating division of Post Holdings, Inc. identified by the COO as eligible to participate in the Key Management Bonus Program.
2.12    “Division Employee” means an individual who is classified by the Company as an employee primarily working in a Division.

2.13    “Grade” means the numerical salary grade assigned to each Key Management Employee by the COO.
2.14    “Key Management Employee” means an individual who is designated by the Company as a Division Employee or Corporate Employee of the Company or its subsidiaries or affiliates whose Grade is at or higher than 17 or who is designated as eligible for participation at the discretion of the COO.
2.15    “Participant” means any Key Management Employee who satisfies the conditions for participation in the Program as set forth in Section 3.1.
2.16    “Performance Appraisal” means an annual evaluation of the individual performance of a Participant.
2.17    “Performance Criteria” means the level of performance assigned to each Participant. The Performance Criteria is then used to determine the applicable bonus factor.
2.18    “Program Year” means the accounting year of the Program, which ends on September 30; provided that the first Program Year shall begin on February 3, 2012 and end on September 30, 2012.
2.19    Rules of Construction
(a)Governing law. The construction and operation of this Program are governed by the laws of the State of Missouri.
(b)Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Program.
(c)Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.
(d)Singular and Plural. Unless clearly inappropriate, singular items refer also to plural and vice versa.
(e)Severability. If any provision of this Program is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Program as if the illegal or invalid provision did not exist.
Article III - Eligibility
3.1    Eligibility. All Key Management Employees of the Company, as defined herein and who are so designated by the Company, are eligible to receive a Bonus Award under this Program from the Company or a subsidiary of the Company subject to the performance criteria set forth in Article IV. If a Key Management Employee is included in an alternative, business-specific bonus program, including but not limited to a sales incentive program or plant gainshare program, the Chief Operating Officer, in his discretion, may alter or eliminate that Key Management Employee’s participation in this Program.

(a)New Participants. If an individual is hired as a Key Management Employee and is not a Delayed Transfer Employee or becomes a Key Management Employee after the start of the Program Year and the individual’s date of hire or promotion is:
(i)prior to July 1, he or she will be a Participant in this Program and may receive a Bonus Award for the Program Year on a prorated basis; or
(ii)after July 1, he or she will not be eligible to participate in the Program or receive a Bonus Award for that Program Year. However, the Key Management Employee will be eligible to participate in the Program for the next Program Year beginning October 1.
(b)Transferring Participants. A Key Management Employee who transfers to a different Division during the Program Year and who remains a Key Management Employee will remain in the Program and will be eligible for a Bonus Award based upon the prorated number of months in each Division. Notwithstanding the foregoing, if such a transferring Key Management Employee worked less than three months in a particular Division during the Program Year, any Bonus Award for such transferring Key Management Employee will be calculated based only on the performance of a Division, if any, in which the Key Management Employee worked nine months or more. The individual performance of the Key Management Employee during the entire Program Year will be considered in evaluating any Bonus Award. This provision does not apply to Delayed Transfer Employees.
(c)Promoted Participants. An employee who is promoted to a Key Management Employee status during the Program Year will be a Participant in this Program and may receive a Bonus Award, as determined by the Chief Operating Officer in such Officer’s discretion, for the Program Year on a prorated basis.
(d)Delayed Transfer Employees. An employee who is a Delayed Transfer Employee and who is designated as a Key Management Employee upon his or her transfer to the Company from Ralcorp Holdings, Inc. shall be eligible to receive a Bonus Award, as determined by the Chief Operating Officer in such Officer’s discretion, for the full Program Year in which he or she was hired.
3.2    Bonus Targets. Prior to the Program Year, each Participant will receive a Bonus Target, expressed as a percentage of Base Salary based upon the Company’s business outlook and goals for the fiscal year. Bonus Targets for specific positions will be influenced by competitive market practices, job grade, and level of contribution within the Company and the experience/performance of the Participant in his or her position. If a Participant’s Base Salary changes during the Program Year, any Bonus Award will be calculated based upon the prorated number of months the Participant was eligible to receive each Base Salary for that Program Year.
3.3.    Bonus Pool. Prior to the Program Year, the Chief Operating Officer shall assign a total aggregate amount as a bonus pool either for the Company or for each Division, as applicable, based on the number of Participants in each Division and the Participants’ individual Bonus Targets.

Article IV – Award Criteria
4.1     Post EBIT Targets. The Post EBIT component accounts for 60% of the overall Bonus Award determination. The Bonus Target and the Performance Criteria will be established annually.
4.2    Post Net Sales Targets. The Post Net Sales component accounts for 20% of the overall Bonus Award determination. The Net Sales components will be established annually.
4.3    Post Market Share Targets. The Post Market Share component accounts for 20% of the overall Bonus Award determination. Share of market will be measured as an average over the 52 weeks since the start of the year based on the share of the market at the end of the fiscal year.
4.4    Individual Performance Criteria. The relevant Division Head and/or Department Manager shall evaluate the individual performance of its Participants according to pre-established criteria set forth in a Performance Appraisal, approved by the Chief Operating Officer, within 30 days following the close of the Program Year. Participants must receive an overall rating of at least “More Is Expected” or its equivalent in order to qualify for a Bonus Award. Participants receiving a rating of a “Unacceptable” or its equivalent are not eligible to receive any portion of a Bonus Award. The individual Performance Criteria for each Participant is used to determine the percentage of his or her portion of the Bonus Pool.
In addition to the criteria set forth in the Performance Appraisal, the following factors may be considered in evaluating individual performance: (a) level of contribution within the Company; (b) experience; and (c) performance of job duties. Except as set forth in Article VI, an employee must be employed on the last day of the Program Year, as defined herein, in order to be eligible to receive a Bonus Award.
Notwithstanding the foregoing, the Company shall make the determination of whether the targets and performance criteria set forth in this Article IV have been met by any means it deems reasonable under the circumstances using its good faith judgment and general accounting principles. In the event that any i) unusual and/or non-recurring items; and/or ii) acquisitions or divestitures occur that have a significant effect on EBIT, Market Share or Net Sales, the Company reserves the right to make appropriate adjustments to the calculations of these targets.
Article V - Payment of Bonus Awards
5.1    Timing of Payment. Payment of each Bonus Award shall be made by the December 31st following the end of the Program Year during which such Award was earned.
5.2    Form of Payment. Each Bonus Award shall be paid in cash (or its equivalent) in a single lump sum.
5.3    Deferral of Bonus. A Participant may defer all or a portion of any Bonus Award under this Program subject to the Post Holdings, Inc. Deferred Compensation Plan for Key Employees in a manner that complies with the requirements of Section 409A of the Code and the terms of such plan. The Bonus Award shall be deemed benefit earnings for purposes of the Company’s employee benefit plans.

5.4    Payment Upon Death. If a Participant dies after December 31 of a Program Year but before payment of the Bonus Award related to that Program Year, the Participant’s designated beneficiary shall be entitled to a prorated share of the Bonus Award based on the time the Participant worked or otherwise provided services during the Program Year. If a Participant dies after the end of the Program Year and before payment of the Bonus Award, the Participant’s designated beneficiary may receive the entire share of the Bonus Award. Any such Bonus Award shall be paid in accordance with Section 5.1 above.
5.5    Designation of Beneficiary. A Participant shall designate a Beneficiary on a form to be supplied by the Human Resources Department of the Company. The Beneficiary designation may be changed by the Participant at any time, but any change shall not be effective until the Beneficiary designation form completed by the Participant is delivered to and received by Human Resources. In the event that Human Resources receives more than one Beneficiary designation form from the Participant, the form bearing the most recent date shall be controlling. If Human Resources does not have a valid Beneficiary designation of a Participant at the time of the Participant’s death, then the Participant’s beneficiary shall be the Participant’s estate.
5.6    Payment Upon Termination. If a Participant’s employment terminates after December 31 of a Program Year due to retirement or disability, as determined by the Company in its sole discretion, the Participant shall be eligible to receive a prorated share of the Bonus Award based on the time the Participant worked or otherwise provided services during the Program Year. If a Participant’s employment is terminated prior to December 31 of a Program Year for any reason, including due to retirement or disability, or after December 31 but prior to September 30 of a Program Year for reasons other than for death, retirement or disability, the Participant is not eligible to receive a Bonus Award unless provided for by a written agreement between the Company and the Participant and as approved by the Chief Operating Officer. Any Bonus Award payable hereunder shall be paid in accordance with Section 5.1 above.
5.7    Participants on Leave. If a Participant is absent from work due to a medical, workers’ compensation or family leave of absence during the Program Year in accordance with Company policy, he or she will be eligible to receive a Bonus Award based on the full Program Year if the Participant’s absence from work amounted to twelve weeks or less. If the Participant’s absence exceeds twelve weeks, the Participant shall be eligible for a pro-rated Bonus Award calculated based on the actual time worked during the Program Year. A Participant’s absence which is deemed qualified and approved under the Family and Medical Leave Act (“FMLA”) shall be credited toward the pro-rated Bonus Award up to a maximum of twelve weeks (26 weeks if military caregiver leave under FMLA). Any such Bonus Award shall be paid in accordance with Section 5.1 above.
5.8    Withholding of Taxes. The Company shall deduct from any payment, or otherwise collect from the Participant, any taxes required to be withheld by federal, state or local governments in connection with any Bonus Award.
5.9    No Warranty of Tax Effect. No opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of any Bonus Award.

Article VI - Program Administration
6.1    Powers of the Chief Operating Officer. The Chief Operating Officer shall have exclusive authority and discretion to administer and interpret the Program and, in connection therewith, have the power to establish rules in connection with the administration of the Program and perform all other acts that such Officer believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Program.
6.2    Conclusiveness of Action. Any action on matters within the discretion of the Chief Operating Officer will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Program, including Beneficiaries.
6.3    Expenses. All expenses of the Chief Operating Officer with respect to the Program shall be paid by the Company.
Article VII - Non-Assignability
7.1    Non-Assignability. Neither a Participant nor any Beneficiary of a Participant shall have any right to commute, sell, assign, pledge, transfer or otherwise convey the right to receive a Bonus Award until the Bonus Award is actually distributed to the Participant or his or her Beneficiary.
Article VIII - Amendment or Termination of Program
8.1    Power to Amend or Terminate Program. The Chief Operating Officer may amend, modify or terminate this Program at any time.
8.2    When Amendments Take Effect. A resolution amending or terminating the Program becomes effective as of the date specified therein.
8.3    Restriction on Retroactive Amendments. No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.
Article IX - Miscellaneous
9.1    Program Not a Contract of Employment. The adoption and maintenance of the Program does not constitute a contract of employment between the Company and any Participant or to be a consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates the right of the Company to discharge any Participant at any time , with or without notice, without regard to the effect of such discharge upon his or her rights as a Participant in the Program.
9.2    Program Not a Contract or Guarantee of Bonus Award. While the Company intends to adhere to the policies and practices listed in this document, the statements and guidelines contained in this Program are not and should not be considered a contract of any kind, express or implied.
9.3    No rights under Program Except as Set Forth Herein. Nothing in this Program, express or implied, or shall be construed, to confer upon or give to any person, firm, association or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Program or any covenant, condition or stipulation hereof, and all covenants, conditions and stipulations in this Program, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.

9.4    Severability. If any provision of this Program is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the illegal or invalid provision is of such materiality that its omission defeats the purpose o the parties in entering into this Program.
9.5    Unfunded Nature of Program. The Program shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Program.
9.6    Successors. All obligations of the Company under this Program, with respect to any Bonus Awards granted hereunder, shall be binding on any successors to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
9.7    Choice of Law. This Program shall be construed in accordance with and governed by the laws of the State of Missouri determined without regard to its choice of law provisions.

IN WITNESS WHEREOF, Post Holdings, Inc. has executed this Program Document on this 7th of August 2012.

POST HOLDINGS, INC.

By:	/s/ Terence E. Block
Terence E. Block
President and Chief Operating Officer